UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation or organization)	56-1572719 (I.R.S. Employer Identification No.)

4600 Silicon Drive, Durham, North Carolina 27703
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights (Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1    Description of Registrant's Securities to be Registered

On May 29, 2002, the Board of Directors of Cree, Inc., a North Carolina corporation (the “Company”), declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of the Company's common stock, $.00125 par value, to shareholders of record at the close of business on June 10, 2002. The description and terms of the Rights are set forth in a Rights Agreement dated May 30, 2002 between the Company and American Stock Transfer & Trust Company, as Rights Agent (as it may be amended, modified or supplemented from time to time, the “Rights Agreement”).

On October 16, 2006, the Company entered into Amendment No. 1 to Rights Agreement (the “Amendment”) between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Amendment modified the terms of the Rights to implement a periodic evaluation of the Rights Agreement by the members of the Company’s Board of Directors who have been determined by the Board to be “independent” under the Nasdaq listing standards.

Except as modified by the Amendment, the description and terms of the Rights remain as set forth in the Rights Agreement and as previously disclosed in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 30, 2002 (the “Original Registration Statement”). The Rights Agreement and Amendment are included as exhibits hereto and are incorporated by reference herein. The description of the Rights set forth in the Original Registration Statement, as modified by the foregoing description, does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2    Exhibits

Exhibit No.	Description of Exhibit

4.01
Rights Agreement dated as of May 30, 2002 between Cree, Inc. and American Stock Transfer & Trust Company, including the form of Articles of Amendment of Articles of Incorporation of the Company, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively (incorporated by reference from Exhibit 4.01 from the Company’s Registration Statement on Form 8-A, filed May 30, 2002)

4.02	Amendment No. 1 to Rights Agreement, dated as of October 16, 2006 between Cree, Inc. and American Stock Transfer & Trust Company

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CREE, INC.

By:	/s/ Charles M. Swoboda
Charles M. Swoboda
Chairman, Chief Executive Officer and President

Date:  October 16, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.01
Rights Agreement dated as of May 30, 2002 between Cree, Inc. and American Stock Transfer & Trust Company, including the form of Articles of Amendment of Articles of Incorporation of the Company, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively (incorporated by reference from Exhibit 4.01 from the Company’s Registration Statement on Form 8-A, filed May 30, 2002)

4.02	Amendment No. 1 to Rights Agreement, dated as of October 16, 2006 between Cree, Inc. and American Stock Transfer & Trust Company